Exhibit 19.1

SOLID BIOSCIENCES INC.

INSIDER TRADING POLICY

1.
BACKGROUND AND PURPOSE
1.1
Why Have We Adopted This Policy?

The federal securities laws prohibit any employee, officer (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”), an “executive officer”) or member of the Board of Directors (a “Director”) of Solid Biosciences Inc. (together with its subsidiaries, the “Company”) from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from tipping material nonpublic information to others. These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This Insider Trading Policy (this “Policy”) is being adopted in light of these legal requirements, and with the goal of helping:

•
prevent inadvertent violations of the insider trading laws;
•
avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Exchange Act;
•
promote compliance with the Company’s obligation to publicly disclose information related to its insider trading policies and procedures and the use of certain trading arrangements by Company insiders;
•
avoid the appearance of impropriety on the part of those employed by, or associated with, the Company;
•
protect the Company from controlling person liability; and
•
protect the reputation of the Company, its employees and its Directors.

As detailed below, this Policy applies to family members and certain other individuals and entities with whom employees, executive officers or Directors have relationships. While the provisions in Sections 2 and 3 of this Policy are not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.

1.2
What Type of Information is “Material”?

Information concerning the Company is considered material if there is a substantial likelihood that a reasonable stockholder would consider the information important in making an

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investment decision with respect to the Company’s securities. Stated another way, there must be a substantial likelihood that a reasonable stockholder would view the information as having significantly altered the “total mix” of information available about the Company. Material information can include positive or negative information about the Company. Information concerning any of the following subjects, or the Company’s plans with respect to any of these subjects, would often be considered material:

•
the Company’s liquidity, cash burn rate, revenues, earnings or losses (including forecasts);
•
information concerning the Company’s ongoing and planned clinical trials and preclinical studies, including the timing of and findings and data from such trials and studies;
•
the results of clinical trials and certain preclinical studies;
•
information concerning Food and Drug Administration actions or other significant regulatory developments, including a significant product recall;
•
a change in control of the Company;
•
a significant merger or acquisition involving the Company;
•
a significant licensing or collaboration agreement or serious discussions regarding such an agreement;
•
a significant change in the management or the Board of Directors of the Company;
•
changes in dividend policy, declaration of a stock split, establishment of a repurchase program, or the offering or sale of a significant amount of securities of the Company;
•
a default on outstanding debt of the Company or a bankruptcy filing;
•
a new product release or a significant development, invention or discovery;
•
the loss, delay or gain of a significant contract, sale or order or other important development regarding customers, collaborators or suppliers;
•
any litigation or disputes to which the Company may be a party;
•
a significant operational issue or investigation of a potential such issue, including cybersecurity incidents and product defects; or
•
changes in, or disputes with, the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s audit report.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

1.3
When is Information “Nonpublic”?

Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally. Information will generally be considered nonpublic unless (1) the information has been disclosed in a press release, in a public filing made with the SEC (such as a Report on Form 10-K, Form 10-Q or Form 8-K), or through a news wire service or daily newspaper of wide circulation, and (2) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace.

Whether a particular item is “material” or “nonpublic” will be judged with hindsight. Accordingly, when in doubt as to a particular item of information, you should presume it is material and has not been disclosed to the public. Chances are, if you learn something that leads you to want to buy or sell securities, that information may be considered material. It is important to keep in mind that material information need not be certain information - information that something is likely to happen, or even just that it may happen, can affect the market price of the securities and therefore, in hindsight, may be determined to be material. Do not hesitate to contact the Company’s General Counsel with any questions you may have. However, in all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with the individual, and any action on the part of the Company, members of the Company’s legal or finance departments or any other employee pursuant to this Policy does not in any way constitute legal advice or insulate an individual from liability under securities laws.

2.
PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S SECURITIES
2.1
As used in Section 2:
(a)
“Covered Persons” means all Company Parties and their Related Persons.
(b)
“Company Parties” means all employees, all executive officers and all Directors.
(c)
“Related Persons” means any family member of a Company Party who shares the same address as, or is financially dependent on, the Company Party and any other person who shares the same address as the Company Party (other than (x) an employee or tenant of the Company Party or (y) another unrelated person whom the General Counsel determines should not be covered by this Policy); and all corporations, limited liability companies, partnerships, trusts or other entities controlled by any Covered Person, unless the entity (i) has implemented policies or procedures designed to ensure that such Covered Person cannot influence transactions by the entity involving Company securities or (ii) is a professional investment organization (e.g. venture capital fund, investment fund, registered investment company or registered investment advisor) and has established policies and procedures designed to ensure its compliance with federal securities laws and regulations prohibiting trading in the securities of a company on the basis of material, nonpublic information.

2.2
Prohibition on Trading While Aware of Material Nonpublic Information.
(a)
Prohibited Activities. Except as provided in Section 4, no Covered Person may:
•
purchase, sell or gift (which term, as used in this policy, includes charitable donations) any securities of the Company while such Covered Person is aware of any material nonpublic information concerning the Company or recommend doing so to someone else; or
•
tip or otherwise disclose to someone else any material nonpublic information concerning the Company if the recipient may use that information to purchase, sell or gift Company securities or tip that information to others.

In addition, no Covered Person who, in the course of service to the Company, learns of material nonpublic information about another company (1) with which the Company does business, such as the Company’s collaborators, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with the Company, may purchase, sell or gift that other company’s securities until the information becomes public or is no longer material, or tip or otherwise disclose to someone else such information if the recipient may use that information to purchase, sell or gift that other company’s securities or tip that information to others.

(b)
Application of Policy After Cessation of Service. If an individual or entity ceases to be a Covered Person at a time when such individual or entity is aware of material nonpublic information concerning the Company, the prohibitions on purchasing, selling and gifting of securities in Section 2.2(a) shall continue to apply until that information has become public or is no longer material.
2.3
Prohibition on Pledges. No Covered Person may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan. However, an exception may be granted in extraordinary situations where a Covered Person wishes to pledge Company securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any Covered Person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Financial Officer and the General Counsel. In addition, any such request by a Director or executive officer must also be reviewed and approved by the Audit Committee of the Board of Directors.
2.4
Prohibition on Short Sales, Derivative Transactions and Hedging Transactions. No Covered Person may engage in any of the following types of transactions with respect to Company securities:
(a)
short sales, including short sales “against the box”; or
(b)
purchases or sales of puts, calls or other derivative securities; or

(c)
purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.
3.
ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES
3.1
As used in Section 3:
(a)
“Designated Covered Persons” means Designated Corporate Persons and their Designated Related Persons.
(b)
“Designated Corporate Persons” means all Directors and executive officers and such other Company Parties holding positions identified by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the General Counsel as Designated Corporate Persons from time to time.
(c)
“Designated Related Persons” means any family member of a Designated Corporate Person who shares the same address as, or is financially dependent on, the Designated Corporate Person and any other person who shares the same address as the Designated Corporate Person (other than (x) an employee or tenant of the Designated Corporate Person or (y) another unrelated person whom the General Counsel determines should not be covered by this Policy); and all corporations, limited liability companies, partnerships, trusts or other entities controlled by any Designated Covered Person, unless the entity (i) has implemented policies or procedures designed to ensure that such Designated Covered Person cannot influence transactions by the entity involving Company securities or (ii) is a professional investment organization (e.g. venture capital fund, investment fund, registered investment company or registered investment advisor) and has established policies and procedures designed to ensure its compliance with federal securities laws and regulations prohibiting trading in the securities of a company on the basis of material, nonpublic information.
3.2
Blackout Periods.
(a)
Regular Blackout Periods. Except as provided in Section 4, no Designated Covered Person may purchase, sell or gift any securities of the Company during the period beginning on the last day of each fiscal quarter and ending upon the completion of the first full trading day after the public announcement of earnings for such quarter (a “regular blackout period”).
(b)
Corporate News Blackout Periods. The Company may from time to time notify the Designated Corporate Persons that an additional blackout period (a “corporate news blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 4, no person who is notified of a corporate news blackout period may purchase, sell or gift any securities of the Company during such corporate news blackout period or inform anyone else that a corporate news blackout period is in effect. (In this Policy, regular blackout periods and corporate news blackout periods are each referred to as a “blackout period”).

(c)
Awareness of Material Nonpublic Information when a Blackout Period is Not in Effect. Even if no blackout period is then in effect, if a Designated Covered Person is aware of material nonpublic information the prohibitions contained in Section 2.2(a) apply.
3.3
Notice and Pre-Clearance of Transactions.
(a)
Pre-Transaction Clearance. No Designated Covered Person may purchase, sell, gift, transfer, or otherwise acquire or dispose of securities of the Company, either directly or indirectly, other than in a transaction permitted under Section 4, unless such Designated Covered Person pre-clears the transaction with either the Chief Financial Officer or General Counsel. A request for pre-clearance shall be made in accordance with the procedures established by the General Counsel or, if there is no General Counsel, the Chief Financial Officer. The Chief Financial Officer and the General Counsel (or either of them acting singly) shall have sole discretion to decide whether to clear any contemplated transaction. The General Counsel (or, if none, the Chief Executive Officer) shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or by Designated Covered Persons subject to this Section 3 as a result of their relationship with the Chief Financial Officer, and the Chief Financial Officer (or, if none, the Chief Executive Officer) shall have sole discretion to decide whether to clear transactions by the General Counsel or by Designated Covered Persons subject to this Section 3 as a result of their relationship with the General Counsel. All transactions that are pre-cleared must be effected within three business days of receipt of the pre-clearance unless a longer or shorter period has been specified by the General Counsel or the Chief Financial Officer, as applicable. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the three business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Designated Covered Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
(b)
Post-Transaction Notice. Certain Designated Covered Persons are subject to reporting obligations, requirements, trading restrictions and “short swing” profit recovery provisions under Section 16 of the Exchange Act (the “Section 16 Officers”). In order to facilitate compliance with Section 16 reporting requirements, each Section 16 Officer must promptly report to the General Counsel or Chief Financial Officer, or their respective designees, the occurrence of any purchase, sale, gift, transfer, or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification should be in writing (including by e-mail) and should include the identity of the Designated Covered Person, the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price, and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) (and if so, the date of adoption of such contract, instruction or written plan) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).
(c)
Deemed Time of a Transaction. For purposes of this Section 3.3, a purchase, sale, gift, transfer, or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

4.
EXCEPTIONS.
4.1
The prohibitions in Sections 2.2(a) (Prohibited Activities) and 3.2 (Blackout Periods) on purchases, sales and gifts of Company securities do not apply in the case of the following transactions:
(a)
Stock Option Exercises. Exercises of stock options or vesting of other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Covered Person is aware of material nonpublic information or during an applicable blackout period (as defined in Section 3.2(b));
(b)
401(k) Plan. Acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions, in a form approved by the Company, not entered into or modified while the Covered Person is aware of material nonpublic information or during an applicable blackout period;
(c)
Purchases from the Company. Other purchases of securities from the Company (including purchases under the Company’s employee stock purchase plan pursuant to standing instructions, in a form approved by the Company) or sales of securities to the Company; provided, however, that if the transaction involves the exercise of stock options or other equity awards, the transaction must be permitted by Section 4.1(a) above;
(d)
Bona Fide Gifts. Bona fide gifts that are approved in advance by the Company;
(e)
10b5-1 Plans. Purchases, sales or gifts made pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3), or for which the affirmative defense is available under Rule 10b5-1(c) because such plan was adopted prior to February 27, 2023, met the affirmative defense conditions in effect at the time of adoption, and was not modified or changed on or after February 27, 2023 (a “trading plan”); provided such trading plan: (1) is in writing and (2) was submitted to the Company for review prior to its adoption; and
(f)
Non-Rule 10b5-1 Trading Arrangements. Purchases, sales or gifts made pursuant to a binding contract, written plan or specific instruction which satisfies the definition of a “non-Rule 10b5-1 trading arrangement” as such term is defined in Item 408(c) of Regulation S-K, provided such non-Rule 10b5-1 trading arrangement: (1) is in writing and (2) was submitted to the Company for review prior to its adoption.
4.2
Partnership Distributions. Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
4.3
Underwritten Public Offering. Nothing in this Policy is intended to limit the ability of any Covered Person to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.
5.
REGULATION BTR

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each Director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with the service of such person as a Director or officer of the Company, except as permitted by Regulation BTR.

6.
PENALTIES FOR VIOLATION OF POLICY

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or imprisonment.

7.
COMPANY ASSISTANCE AND EDUCATION
7.1
Education. The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.
7.2
Assistance. The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.
7.3
Limitation on Liability. None of the Company, the Chief Financial Officer, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request to allow a pledge submitted pursuant to Section 2.3, a request for pre-clearance submitted pursuant to Section 3.3(a) or a trading plan submitted pursuant to Section 4.1. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.3(a) or review of a trading plan pursuant to Section 4.1, none of the Company, the Chief Financial Officer, the General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan.

Amended and restated effective as of March 6, 2025.